Exhibit 10.1

EXCLUSIVITY AGREEMENT FOR COLLABORATION, MARKETING & DEPLOYMENT OF PRODUCTS & ASSOCIATED SERVICES

FORM OF AGREEMENT

This Exclusivity Agreement for Collaboration, Marketing and Deployment of Products and Associated Services is entered into on November 11, 2022 (“Effective Date”) by and between:

(i)

National Energy Services Reunited DMCC (“NESR DMCC”), a free zone company incorporated under the laws of DMCC, Dubai, United Arab Emirates having registration number DMCC1121, with registered office at 2707 Tiffany Tower, Cluster-W, Jumeirah Lakes Tower, P.O. Box 346036, Dubai, and any affiliates of NESR DMCC (collectively “NESR” or “First Party”).

and

(ii)

LIQTECH WATER PROJECTS A/S, a Danish limited liability company, with corporate seat in Hobro, Denmark and with registered office located at Benshøj Industrivej 24, Sdr. Onsild Kirkeby 9500 Hobro, Denmark (“Second Party” or “LIQTECH”);

NESR and LIQTECH are hereinafter sometimes referred to individually as “Party” and collectively as “Parties”.

WHEREAS LIQTECH is specialized in the business of research, development and deployment of the equipment based on the revolutionary silicon carbide ceramic technology designed for the purification of liquids and gasses including water treatment and water recycling applications (herein referred to as “Systems”).

WHEREAS the Parties wish to deploy Second Party systems in countries where First Party has, or will have, operations in the countries listed on Exhibit C - Territories, whether directly or through affiliates, as well as granting First Party a license for using the Second Party Systems and associated knowhow on an exclusive basis (“Project”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter recited and other good and valuable consideration (the receipt and sufficiency of which is mutually acknowledged), NESR and LIQTECH do hereby agree as follows:

1.

This Agreement for Collaboration and Deployment of Products consists of this document (also referred to as “Form of Agreement”), Exhibit A (Exclusivity Agreement), Exhibit B (Products & Associated Services), Exhibit C (Territories), Exhibit D (Minimum Annual Revenue Targets), Exhibit E (Accession), Exhibit F (Steering Committee), Exhibit G (LiqTech Existing Opportunities) and Exhibit H Intellectual Property required for the Cooperation) attached hereto and made an integral part hereof (collectively, the “Agreement”).

2.

The Agreement shall come into force on the Effective Date and shall remain in full force and effect for a period of three (3) years, subject to two one-year extensions thereafter, each of which shall be executed on the third and fourth anniversary of the effective date through mutual consent, unless earlier terminated pursuant to the provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

For NESR Energy DMCC	For LIQTECH WATER PROJECTS A/S

Signature:	/s/ Blake Gendron	Signature:	/s/ Fei Chen

Name:	Blake Gendron	Name:	Fei Chen

Title:	VP Investor Relations & ESG Impact Segment	Title:	Chairman of the board

EXHIBIT A – EXCLUSIVITY AGREEMENT

ARTICLE 1 – EXCLUSIVITY

1.1

Exclusivity Term – The Parties agree that NESR will enjoy the exclusive rights for three (3) years and each extension thereafter through mutual consent (“Exclusivity Term”) to market, source projects for, receive and operate LIQTECH Products as listed in Exhibit B (“Products & Associated Services”) in the various countries of Middle East, Africa and Asia as listed in Exhibit C (“Territories”) within produced water applications in oilfield services (“Field of Use”). Upon and subject to all terms and conditions set forth in this Agreement, NESR covenants and agrees to market, distribute and sell such Products only in the Field of Use in Territories on an exclusive basis so long as the Products meet the applicable required technical specifications. NESR shall not, directly or indirectly, including through any agents, distribute or sell any Products outside the Territories or Field of Use and shall not solicit orders for Products, advertise the Products or keep any stock of the Products outside the Territories without the written approval of LIQTECH.

1.2

Inquiry – LIQTECH covenants and agrees that all enquiries with respect to any orders for Products received, directly or indirectly, by LIQTECH within the Field of Use from the Territories shall be referred to NESR.

1.3

NESR Affiliates – Pursuant to this Agreement, the Parties agree that NESR may perform this Agreement either directly or indirectly through any of its Affiliates; in such case LIQTECH shall make available and provide the Products to NESR or its Affiliate, subject to the terms and conditions that will be subsequently specified on a project-by-project basis.

1.4

Right of First Refusal (“ROFR”) – LIQTECH shall have the right of first refusal in the Territories for the provision of Products by NESR during the term of this Agreement provided the Products meet the required technical specifications. For the duration of this Agreement, LIQTECH shall not, and commits that none of its affiliates, or its or their directors, officers or employees shall, directly or indirectly discuss, encourage, negotiate or enter into a competing arrangement focused on serving customers within the Field of Use in the Territories. However, LIQTECH may conduct marketing, marketing research and other steps within the Field of Use provided that all sales agreements on Systems are conducted via NESR under this agreement. Similarly, NESR commits that it will not enter into a competing arrangement for technology that is equivalent or similar (subject to 1.5 below) to the Products unless explicitly requested by the end user customer or in case Products cannot meet the customer specifications. Similarly, LIQTECH reserves the right, in cases in which NESR elects to forgo an opportunity for joint development with LIQTECH or is unable to satisfy tender requirements, to market directly to the client without NESR.

1.5

A Party's Existing Engagements – LIQTECH acknowledges that NESR currently has a working relationship with Clean TeQ Water Pty (“Clean TeQ”), an Australian listed LLC with registered offices located at 12/21 Howleys Rd, Notting Hill, Victoria, 3186 and Salttech O&G BV, a Dutch company, with corporate seat in Leeuwarden and with registered office located at Smidsstraat 2, 8601WB, Sneek, the Netherlands (“Salttech”) (and both collectively referred to as “Partners”). LIQTECH further agrees that ROFR, described in Article 1.4 above, shall expressly exclude the scope of NESR involvement with its Partners. Should a project opportunity arise that could involve a combination of NESR, LIQTECH and either of the Partners, details of that project and scope of responsibility for all parties would be determined by a subsequent project agreement between those parties. Similarly, LIQTECH's relationship, engagements, and cooperation with third parties in the Territories which are comparable to the cooperation envisaged under this Agreement and which exist at the Effective Date will not be considered a breach of this Agreement.

1.6

A Party's Existing Opportunities – NESR acknowledges that LIQTECH currently is working on a number of opportunities for sale within Territories and Field of Use and that these potential customers/opportunities are exempted from the above exclusive rights. The exempted potential customers/opportunities will be disclosed by LIQTECH upon both Parties signature of this agreement and annexed (Exhibit G) to this agreement.

1.7

Assignment Neither Party shall, without the prior written consent of the other Party, have the right to assign its rights and obligations under the Agreement, to another party, and any purported assignment without such consent shall be null and void. However, Parties shall have the right to assign, in whole or in part, its rights and obligations under the Agreement to any of its Affiliates. For the purposes of this Agreement, “Affiliate(s)” means, with respect to either Party, any entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, said Party, with “control” being greater than fifty percent (50%) ownership. If there is a Change of Control (“COC”) which would be defined as a transfer of ownership of at least 50% or greater in LIQTECH or NESR to a new ownership, then the obligations and responsibilities as per this Agreement transfer over completely to the new owning entity.

ARTICLE 2 – INTELECTUAL PROPERTY RIGHTS

2.1	Background Intellectual Property:

2.1.1

“Background Intellectual Property” (hereafter, “BIP”) means property and the legal rights therein owned or controlled by any party to this Agreement that (i) is required in order to develop and/or use Project Intellectual Property as specified in Section 2.2.1; and (ii) was or is created, developed, or reduced to practice outside the scope of the Project. The concerned BIP as it relates to this agreement can be found in Exhibit H.

2.1.2

Any BIP owned or controlled by any party to this Agreement that is reasonably anticipated by the Parties to be required to perform the Project and/or to practice the results thereof will be subject to the following. The Party which owns/controls this BIP shall hereby grant to the other Party the following license rights to a non-exclusive, non-assignable, non-transferable, non-sublicensable, and royalty-free license to use this BIP for any purpose that is related to this Agreement and to perform the Project and/or to practice the results thereof.

2.1.3

The Parties are each responsible for securing the rights needed from the owner(s) of Other Background Technology that such party identifies in this Agreement, sufficient to perform the Project. All parties to this Agreement acknowledge that performance of the Project may be dependent upon securing the necessary rights from the owner(s) of such Other Background Technology. "Other Background Technology" means technology and intellectual property rights, which are owned by third parties.

2.2	Project Intellectual Property.

2.2.1

Project Intellectual Property. Project Intellectual Property (hereafter, “PIP”) means property and the legal rights therein that LIQTECH or NESR first create, develop or reduce to practice during and for the performance of the Project, including inventions, discoveries, tangible property, software, materials, mask works, methods, techniques, formulae, data, copyrighted works, processes and the final results of any given project. PIP does not include BIP.

2.2.2

Ownership of PIP. Any PIP created, developed or produced through NESR investment of capital or technical resources, such as process IP developed adjacent to, but in combination with LIQTECH Products as outlined in Exhibit B, shall be jointly owned by both NESR and LIQTECH. Both NESR and LiqTech may, on a royalty-free and fully paid up, worldwide, non-exclusive, irrevocable, nontransferable basis, use the PIP, outside the Field of Use and the Territories. In the event where NESR or LiqTech would use the PIP within the Territories or within the Field of Use, the Party who is intended to use the PIP shall then get the written consent of the other party on this usage of the PIP.

2.3

Except as specified in this Section, each party to this Agreement will be solely and independently responsible for protecting and licensing its own intellectual property, whether BIP or PIP, whether solely owned or jointly owned, without consultation with any other party and without any accountability to any other party. No party to this Agreement acquires any license or other intellectual property rights from the other parties to this Agreement except as explicitly provided herein.

ARTICLE 3 – PAYMENT

3.1

Payment for Products & Associated Services – As the scope of responsibility, and potential ownership for both LIQTECH and NESR, will be determined on a project-by-project basis, specific payment terms will be specified in a subsequent agreement.

ARTICLE 4 – DELIVERY

4.1

Delivery – As the scope of responsibility, and potential ownership for both LIQTECH and NESR, will be determined on a project-by-project basis, delivery of Products and Associated Services will also be specified in a subsequent project agreement.

4.2

Delivery Failure – In addition to any other right or remedy provided by law, if LIQTECH fails to deliver the Product or Associated Services when due, NESR has the option to treat such failure to deliver as a material breach of this Agreement and may cancel this Agreement and/or seek legal remedies unless Delivery Failure is caused by force majeure.

ARTICLE 5 –

Payment of Taxes – Each Party shall be responsible for, and shall indemnify and hold harmless other Partyt, the reporting, filing, and payment of any taxes, duties, charges, or fees (and any related fines, penalties, or interest) imposed directly or indirectly on the respective Party as a result of any of the Projects undertaken together by the Parties. NESR may withhold from sums otherwise due to LIQTECH under the separate Project agreements any taxes or amounts required by applicable law to be withheld and paid to the appropriate taxing authorities, and NESR shall provide LIQTECH with all the receipts evidencing payment to such authorities of the taxes or amounts so withheld. Likewise, LIQTECH may withhold from sums otherwise due to NESR under the separate Project agreements any taxes or amounts required by applicable law to be withheld and paid to the appropriate taxing authorities, and LIQTECH shall provide NESR with all the receipts evidencing payment to such authorities of the taxes or amounts so withheld.

ARTICLE 6 – WARRANTIES

Warranties – As the scope of responsibility, and potential ownership for both LIQTECH and NESR, will be determined on a project-by-project basis, specific warranties will also be decided upon in a subsequent project agreement.

ARTICLE 7 – TERMINATION

7.1	Termination of the Agreement by NESR for Cause;

NESR may terminate this Agreement if:

a.

LIQTECH has committed a material breach of this Agreement and has failed, after having received written notice thereof from NESR, (i) to take steps to commence remedy of such breach within fifteen (15) days or (ii) to complete the remedy without undue delay;

b.	LIQTECH has breached the exclusivity commitment detailed in Section 1.1;

c.

LIQTECH fails in performing, providing or completing all or part of the Products and Associated Services according to the program or the time specified for completion (as it may be from time to time), or if no such time has been specified, within a reasonable time, and such failure was after having received written notice thereof from NESR to take steps to commence remedy of such delay within thirty (30) days; or

d.

LIQTECH becomes bankrupt or insolvent or files for protection from its creditors or suffers a receiver to be appointed over it or all or any substantial part of its assets or is in default under any loan agreement, debenture or bond.

e.	LIQTECH failed to acquire of the intellectual property rights needed for the performance of this Agreement which are detailed in Article (2.1.3);

f.	LIQTECH loses any of the intellectual property required for the cooperation as described in Exhibit H or any of its licenses that would affect the performance of this Agreement.

7.2	Termination of the Agreement by LIQTECH for Cause:

LIQTECH may terminate this Agreement if:

a)	NESR does not meet the minimum yearly targets, as is specified in Exhibit D.

b)	NESR breaches ROFR in clauses 1.4 and 1.5.

c)

NESR has committed a material breach of this Agreement and has failed, after having received written notice thereof from LIQTECH, (i) to take steps to commence remedy of such breach within fifteen (15) days or (ii) to complete the remedy without undue delay;

d)	NESR fails in performing, providing or completing all or part of its obligations towards its customer related to the Products and/or Associated Services;

e)

NESR becomes bankrupt or insolvent or files for protection from its creditors or suffers a receiver to be appointed over it or all or any substantial part of its assets or is in default under any loan agreement, debenture or bond.

ARTICLE 8 – CONFIDENTIALITY

Confidentiality – Both parties acknowledge that, during the course of this Agreement, each may obtain confidential information regarding the other party's business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

ARTICLE 9 – NON-DISPARAGEMENT AND PUBLIC ANNOUNCEMENTS

9.1

Non-Disparagement – NESR agrees that it will not, during the Exclusivity Term plus one year immediately following the Exclusivity Term, make comments, whether oral or in writing, that tend to disparage or otherwise injure LIQTECH or any person associated with or representing LIQTECH, unless ordered to do so by a court of competent jurisdiction or otherwise required by law. This clause shall include, but not be limited to, any third-party media outlet, website, or forum. Any and each violation of this non-disparagement provision shall constitute a breach of the Agreement by NESR and entitle LIQTECH to bring a legal action for appropriate relief in equity, including damages.

9.2	Reciprocity – Likewise, LIQTECH agrees to the terms of 9.1 in relation to NESR

9.3

Public Announcements - Each Party agrees to maintain in strict confidence, and not to disclose publicly or to any third party, the substance of any discussions or negotiations between the parties, the terms of any proposed arrangements or agreements, or any other information relating thereto, whether in the form of a press release or otherwise, without first consulting the other Party and obtaining its written consent. NESR and/or LIQTECH may be required by law or its governing public market regulations to make certain disclosures, in which case it will undertake best efforts to provide the other party with adequate notice and the content of the required disclosure.

ARTICLE 10 – NOTICES

Notices – Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the 3rd day after mailing if not signed for.

ARTICLE 11 – REMEDIES ON DEFAULT

11.1	Notices – The parties acknowledge and agree that LIQTECH is entitled to equitable remedies including injunction and specific performance for the breach of any provision of this agreement.

11.2	Reciprocity – The parties acknowledge and further agree that NESR is entitled to equitable remedies including injunction and specific performance for the breach of any provisions of this agreement.

ARTICLE 12- LIMITATION OF LIABILITY

Future Limitations of Liability – Notwithstanding the above remedies, the parties have discussed the risks and rewards associated with this Agreement and ongoing collaboration and agree that there may be a future need to allocate certain of the risks so that one contracting party's total aggregate liability to the other contracting party will not exceed a "total price" value that will be decided upon on a project-by-project basis. This future limitation of liability will consider any and all injuries, damages, claims, losses, expenses or claimed expenses (including attorneys' and expert witnesses' fees) arising out of subsequent project agreements, from any cause or causes, regardless of any warranties or indemnifications to the contrary in this Agreement. Such causes include, but are not limited to, either contracting parties’ negligence, errors, omissions, strict liability, breach of contract, or breach of warranty.

ARTICLE 13 - ENTIRE AGREEMENT

13.1

Entire Agreement – This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13.2

Future Projects – While this Agreement captures exclusivity between the parties, subsequent project agreements will be needed to specify terms of collaboration that cannot be specified at the current stage of collaboration. For future projects, those subsequent agreements will supersede this Agreement on all Articles except for Articles 1 and 2 that deal with exclusivity and minimum annual targets.

ARTICLE 14 - AMENDMENT

Modification – This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

ARTICLE 15 - SEVERABILITY

Severability – If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

ARTICLE 16 - WAIVER OF CONTRACTUAL RIGHT

Waiver of Contractual Right – The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

ARTICLE 17 – MUTUAL INFORMATION

Mutual Information – Each party shall inform and keep informed the other party regarding tenders and Projects as well as other matters which the party reasonably ought to expect is of the interest to the other party.

ARTICLE 18 - APPLICABLE LAW AND SETTLEMENT OF DISPUTES

18.1	English Laws – This Agreement shall be governed by English laws.

18.2

Arbitration – Each Party to this Agreement irrevocably agrees that any claim, dispute or difference of any kind whatsoever arising out of or in connection with this Agreement (including, without limitation, any question regarding its existence, validity or termination) between the Parties to this Agreement, shall be referred to and finally resolved by arbitration under the rules of the LCIA, which rules are deemed to be incorporated by reference herein. It is agreed that:

a)

The tribunal will consist of three arbitrators (one such arbitrator being appointed by LIQTECH, one such arbitrator being appointed by NESR and the third shall be jointly appointed by the arbitrators chosen by both Parties, or in the event an arbitrator is not timely appointed, the third arbitrator shall be appointed as otherwise provided in the Arbitration Rules of the LCIA Arbitration Centre.

b)	The place and seat of arbitration will be London, England.

c)	The language of the arbitration will be English.

EXHIBIT B – PRODUCTS & ASSOCIATED SERVICES

Below is a general description of the Product and Associated Services that are covered by this exclusivity agreement. The exact scope of responsibilities for LIQTECH in supplying these Products and Associated Services, and NESR’s scope of responsibilities in the required, auxiliary plant design, deployment, and operation, will be agreed on a project-by-project basis and governed by a subsequent Supply Agreement.

With produced water (PW) LiqTech understands:

o	Any water for injection or reinjection purposes
o	TSS < 1500mg/L
o	OiW < 500mg/L

LIQTECH systems (technology and services) are

1.	Crossflow Ultrafiltration (CFUF) systems for removal of total suspended solids (TSS) and oil in water (OiW)
2.	Embedded in the LiqTech CFUF systems are antifouling systems such as chemical clean-in-place (CIP) and backwash (BW)

A.	Product

LIQTECH deliverables referred to as Product consist of a minimum package with the following components:

1.

LIQTECH shall deliver Basic Design Package which will be defined as the Package required by the Project to fully design and operate the LIQTECH Systems (including but not limited to Detailed Design Files (DF), Material Requisition (MR) and Equipment Lists (EL), Operation Instructions and Maintenance Manuals for all equipment).

2.	All training of NESR personnel associated with the BPD (however, the costs incurred by each Party in relation to this will be borne by that Party).
3.	The core component of LiqTech CFUF systems are the ceramic membrane rods, consisting of a support material and a membrane layer.
4.	LiqTech CFUF housing consists of any number of membrane rods, for instance 137rods.
5.	LiqTech CFUF systems are designed on a skid basis with a number of CFUF housing, for instance 4 or 6.
6.	A number of CFUF-skids can be arranged in skid-trains that share utilities such as electrical, automation, pumps, antifouling systems, etc.
7.

A number of skid-trains can be arranged in parallel. Trains can also share utilities as mentioned above. Furthermore, trains will normally share larger simple components such as feed and product (permeate) tanks.

Ad 1. Engineering Services

The engineering will consist of a Basic Design Package (BDP) containing documents, activities and drawings in accordance with Appendix 1. This describes all documents, lists, and drawings to be delivered.

Additional documents if required (other than described in BDP) are not included but can be agreed upon on a project to project basis.

The engineering and engineering documents supplied by LIQTECH are made in accordance with European laws regarding safety.

The engineering and engineering documents are based on proprietary knowledge of the supplier/producer of the documents and may only serve production of the system or machine described exclusively by NESR for the purpose and project intended.

NESR is only allowed to use the engineering and/or engineering documents for production, tendering, subcontracting or in any other way to produce a machine as described in the documents, or a variant of same provided as a result of this agreement for the project and purpose as described in the BDP.

Basic Design Package will be delivered for each specific project.

B.	Associated Services (not part of Product definition as described above)

Beside delivery of a BDP, LIQTECH will also provide services for the realization of the complete plant. The Associated Services consist of (but are not limited to):

■	Supervision during detailed engineering
■	Supervision during construction
■	Endorsement and advice during procurement
■	Consulting where needed
■	Support of construction meetings
■	Support of initial start-up
■	Operator training
■	Enhanced start-up and optimization
■	Remote monitoring of performance
■	Periodic inspections during operation

EXHIBIT C – TERRITORIES

The countries* covered by this agreement are as below:

1	Oman
2	Saudi Arabia
3	Iraq (North and South)
4	UAE
5	Egypt
6	Qatar
7	Kuwait
8	Bahrain
9	Libya
10	Yemen
11	Sudan
12	India
13	Indonesia
14	Chad
15	Algeria

*Other countries can be added to above list in the future based on mutual agreement by both parties.

EXHIBIT D – MINIMUM ANNUAL TARGETS

Year	Target
Effective Date +1	Qualification of the Systems in the Kingdom of Saudi Arabia*
Year 2 from Effective Date	10 mUSD*
Year 3 from Effective Date	40 mUSD*
Following years	100 mUSD*

* The table above reflects gross orders to LIQTECH counted as mutually agreed purchase orders (PO) issued to LIQTECH. If LIQTECH fails to deliver an order by the date as agreed upon in the PO, then the upcoming minimum order target will be reduced by the amount of the PO. Over-achieved targets will be carried over to the next year (for example: if in Year 2, 15 mUSD POs are achieved, then the Target for Year 3 is reduced to 35 mUSD). Regarding the Effective Date +1 target of Qualification of the Systems in the Kingdom of Saudi Arabia, NESR and LIQTECH commit that the Steering Committee will monitor and discuss the timing of this target, and reasonably determine whether this target needs to be amended based on the timing of the necessary pilot project, needed to satisfy the client’s qualification standards. In such case, Minimum Annual Targets are subject to change based on mutual consent of the Parties.

Both Parties acknowledge that LiqTech upon signature to this current Agreement has submitted (or will submit) a participation for a KOC tender and that any orders following from the current KOC tender will not be included in the above order thresholds (10, 40 and 10 mUSD).

EXHIBIT E – ACCESSION

Agreed form Accession letter

To: [____]

From: [NESR Affiliate] Dated:

Dear Sirs

Exclusivity for Collaboration, Marketing & Deployment of Products & Associated Services Agreement dated [___] (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.	[NESR Affiliate] agrees to become a Party and to be bound by the terms of the Agreement. [NESR Affiliate] is an entity duly incorporated under the laws of [name of relevant jurisdiction].
3.	[NESR Affiliate] administrative details are as follows:
4.	Address: Fax No:
5.	Attention:
6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English Law.

[Affiliate Signature Detail]

EXHIBIT F – STEERING COMMITTEE

The Parties will form a steering committee to facilitate the cooperation and progress related to system qualification and sales.

The steering committee will meet (either physically or virtually as agreed) on a regular basis as agreed from time to time.

Each Party may elect a number of members to represent the Party in the steering committee and at least one member from each Party must be authorised to make binding decisions on behalf of the Party in relation to the Parties cooperation, this Agreement and sales agreements with customers.

Each Party may replace its own member(s) in the steering committee.

On the Effective Date the steering committee is formed by:

Party	Name	Position	E-mail	Mobile
NESR	Blake Gendron	VP Investor Relations & ESG Impact	bgendron@nesr.com	+1 (603) 318- 1994
NESR	Moin Muhammad	VP Technology	mmuhammad@nesr.com	+1 (832) 925- 3777
LiqTech	Fei Chen	CEO	fch@liqtech.com	+45 24 94 06 35
LiqTech	Morten Dyrlund Damgaard	VP LiqTech Water Systems	mdd@liqtech.com	+45 51 59 27 13

The steering committee may decide that other persons are to join the steering group on an ad hoc basis or as permanent members.

EXHIBIT G – LIQTECH EXISTING OPPORTUNITIES

Kuwait Oil Company (KOC):

-	MN-MR site
-	injection water based on polymer enhanced oil recovery (EOR)
-	produced water for injection – North Kuwait – with Sulzer

Chevron:

-	Tamar offshore gas platform (Israel)
-	Leviathan offshore gas platform (Israel)

Helol (Al-Khadda) joint venture partner in Kuwait.

Via Partner Baker Hughes

-	KOC pilot
-	KOC polymer enhanced oil recovery projects

Shell (Netherlands)

-	treatment of produced water at Groningen site

Via partner Saroj Tiny Tech India Pvt. Ltd. all deliveries in India.

EXHIBIT H - INTELLECTUAL PROPERTY REQUIRED FOR THE

COOPERATION

Crossflow filtration

Feed enters UF unit with a relatively low flowrate and circulates in crossflow with a much higher flowrate through the internal tubular membrane channels. The high crossflow velocity ensures a substantial flushing of the membrane surface that significantly reduces fouling. Feed pressure in the crossflow-loop drives water through the membranes and thus clean water (permeate) emerges on the outside of the cylindrical membrane. Multiple rods, each with 30 membrane channels, are placed in parallel in each housing where permeate is collected by continuous bleed. Proposed design includes 6 housings in series in the same crossflow circuit. Another bleed with minor flowrate is led from the crossflow-loop as up-concentrated, dirty water (retentate) to be discharged.

Cross Flow
Bar
Feed
Bar
Permeate
Permeate
Retentate
Cross Flow
Cross Flow
Permeate
Permeate

Principle of cross flow filtration